Exhibit 10.2
CERTAIN INFORMATION IDENTIFIED WITH THE MARK “(***)” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

VENTURE LOAN AND SECURITY AGREEMENT

Dated as of June 4, 2021
by and among
HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation, 312 Farmington Avenue Farmington, CT 06032 as a Lender and Collateral Agent	POWERSCOURT INVESTMENTS XXV, LP, a Delaware limited partnership, 1251 Avenue of the Americas New York, NY 10020 as a Lender
and
CERECOR INC., a Delaware corporation, 540 Gaither Road, Suite 400 Rockville, MD 20850 as Borrower Representative and a Co-Borrower	EACH SUBSIDIARY LISTED ON SCHEDULE 1 ATTACHED HERETO each as a Co-Borrower

Loan A Commitment Amount: $5,000,000         Loan A Commitment Termination Date: June 15, 2021
Loan B Commitment Amount: $5,000,000         Loan B Commitment Termination Date: June 15, 2021
Loan C Commitment Amount: $2,500,000         Loan C Commitment Termination Date: June 15, 2021
Loan D Commitment Amount: $7,500,000         Loan D Commitment Termination Date: June 15, 2021
Loan E Commitment Amount: $5,000,000         Loan E Commitment Termination Date: December 31, 2021
Loan F Commitment Amount: $5,000,000         Loan F Commitment Termination Date: December 31, 2021
Loan G Commitment Amount: $2,500,000         Loan G Commitment Termination Date: March 31, 2022
Loan H Commitment Amount: $2,500,000         Loan H Commitment Termination Date: March 31, 2022

The Lenders, Collateral Agent and Co-Borrowers hereby agree as follows:

AGREEMENT

1.    Definitions and Construction.
1.1    Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Account Control Agreement” means an agreement acceptable to Lenders which perfects via control Lenders’ and Collateral Agent’s security interest in each Co-Borrower’s deposit accounts and/or securities accounts.
“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, managers, joint venturers or partners. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.
“Allocable Amount” has the meaning given such term in Section 16.7(b) of this Agreement.
“Agreement” means this certain Venture Loan and Security Agreement by and among Co-Borrowers, Collateral Agent and Lenders dated as of the date on the cover page hereto (as it may from time to time be amended, modified or supplemented in a writing signed by Co-Borrowers, Collateral Agent and Lenders).
“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“AOSD Clinical Trial” means Protocol #AEVI-007-AOSD-101, entitled A Phase 1b, Multicenter, Open-Label Study to Evaluate the Safety and Tolerability, Efficacy, Pharmacokinetics, and Pharmacodynamics of AEVI-007 in Subjects with Adult Onset Still’s Disease, as may be amended from time to time.
“BD Activities” means transactions and arrangements directed to the research, development, manufacture and/or commercialization of any Co-Borrower’s product candidates and/or Intellectual Property related thereto including joint ventures, strategic partnerships, co-development arrangements, co-promotion arrangements, supply agreements and exclusive or non-exclusive licensing, each under such agreements and on such terms as the Borrower Representative may determine from time to time are in the best interests of the Co-Borrowers.
“Borrower Representative” means Borrower Representative as set forth on the cover page of this Agreement.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or Maryland.
“CHOP License Agreement” means that certain License Agreement, dated as of November 12, 2014, by and between Medgenics Medical Israel Ltd. and The Children’s Hospital of Philadelphia (as the same may be amended, restated, or extended from time to time).
“CHOP Research Agreement” means that certain Sponsored Research Agreement, dated as of November 12, 2014, by and between The Children’s Hospital of Philadelphia and Medgenics Medical Israel Ltd. (as the same may be amended, restated or extended from time to time).
“Claim” has the meaning given such term in Section 10.3 of this Agreement.
“CLM Clinical Trial” means Protocol #CERC-006-LM-101, entitled A Phase 1b, Open-Label, Pharmacokinetic, Pharmacodynamic, Safety and Tolerability Study of CERC-006 in Adults (Aged 18-31 Years) with Complex Lymphatic Malformations, as may be amended from time to time.
“Co-Borrower” means each Co-Borrower as set forth on the cover page of this Agreement and “Co-Borrowers” means all such Co-Borrowers collectively.
“Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Connecticut, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.
“Collateral” has the meaning given such term in Section 4.1 of this Agreement.
“Collateral Agent” means Horizon, or any successor collateral agent appointed by Lenders.
“Commitment Amount” means the Loan A Commitment Amount, the Loan B Commitment Amount, the Loan C Commitment Amount, the Loan D Commitment Amount, the Loan E Commitment Amount, the Loan F Commitment Amount, the Loan G Commitment Amount or the Loan H Commitment Amount, as applicable.
“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.
“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person.
“Controlled Investment Affiliate” means, as applied to any Person, any other Person organized for the primary purpose of making equity or debt investments which is directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person.
“Default” means any Event of Default or any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.
“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.
“Disclosure Schedule” means Exhibit A attached hereto as updated or amended pursuant to an Officer’s Certificate or Funding Certificate.
“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.
“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.
“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.
“Event of Default” has the meaning given to such term in Section 8 of this Agreement.
“Excluded Accounts” means any deposit accounts, securities accounts or other similar accounts of a Co-Borrower (i) into which there are deposited no funds other than those intended solely to cover wages and employee benefit payments for employees (and related contributions to be made on behalf of such employees to health and benefit plans), provided, however that the amount on deposit in such accounts does not exceed the amount necessary to fund one complete payroll cycle of such Co-Borrower, plus balances for outstanding checks for wages from prior periods; (ii) constituting employee withholding accounts and containing only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees; and (iii) into which there are deposited no funds other than funds constituting cash collateral in accordance with clause (h) of the definition of Permitted Liens.
“Excluded Property” means, collectively, (i) any interests in real property, other than fee ownership, (ii) property and assets the pledge of which would require governmental consent,

approval, license or authorization or is prohibited or restricted by applicable law (after giving effect to the applicable anti-assignment provisions of the Code or other applicable law), (iii) any lease, license or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Code or other applicable law), the assignment of which is not expressly deemed ineffective under the Code or other applicable law notwithstanding such prohibition (only so long as such consent has not been obtained and such prohibition exists and provided that such prohibition is not adopted in contemplation of circumventing the obligation to provide Collateral hereunder), (iv) motor vehicles, airplanes and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), (v) letter of credit rights (other than those constituting supporting obligations of other Collateral) of any Co-Borrower below a threshold of One Hundred Thousand Dollars ($100,000), (vi) all Intellectual Property, (vii) equipment or other assets otherwise constituting Collateral owned by any Co-Borrower on the date hereof or hereafter acquired that is subject to a Lien securing purchase money Indebtedness or finance lease obligations permitted to be incurred pursuant to the provisions of this Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money Indebtedness or capital lease obligations) validly prohibits the creation of any other Lien on such equipment or such other asset, (viii) Excluded Accounts, (ix) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the Code), (x) any Equity Securities in a Person that is not a wholly-owned Subsidiary to the extent that the grant of a security interest thereon would breach any agreement or governing document with respect thereto (only for so long as such prohibition exists and provided that such prohibition was not adopted in contemplation of circumventing the obligation to provide Collateral hereunder) and (xi) any property or assets to the extent that the creation or perfection of a security interest therein would require agreements or other actions under the laws of any jurisdiction outside of the United States.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or a commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.4(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.4(c)(iv) and (d) any withholding Taxes imposed under FATCA.
“Extended Interest Scheduled Payments” has the meaning given to such term in Section 2.2(a) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“FDA” means the United States Food and Drug Administration.
“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower Representative substantially in the form of Exhibit B or such other form as Lenders may agree to accept.
“Funding Date” means any date on which a Loan is made to or on account of any Co-Borrower under this Agreement.
“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.
“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.
“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.
“Guarantee Agreement” means that certain Guarantee, dated November 1, 2019, made by Borrower Representative in favor of Deerfield CSF, LLC, Peter Steelman and James Flynn, as on effect on the date hereof.
“Guarantor Payment” has the meaning given such term in Section 16.7(a) of this Agreement.
“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.
“Horizon” means Horizon Technology Finance Corporation, a Delaware corporation.
“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all finance lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, and (f) all obligations or liabilities of others of the type described in clauses (a) through (d) guaranteed by such Person.
“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Co-Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title and interest in and to, whether by ownership or license, patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), whether registered or not, inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), whether published or unpublished, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, licenses, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by such Person and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).
“Interest Only Extension Milestone” means the applicable Lenders shall have made Loan E and Loan F to or on behalf of Co-Borrowers.
“Internal Revenue Code” has the meaning given such term in Section 5.20 of this Agreement.
“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or bank deposit or securities account with, any Person.
“Landlord Agreement” means an agreement substantially in the form provided by Lenders to any Co-Borrower or such other form as Lenders may agree to accept.
“Lender” means each Lender as set forth on the cover page of this Agreement and “Lenders” means all such Lenders, collectively.

“Lenders’ Expenses” means all reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of each Lender’s attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by any Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against any Co-Borrower, any Subsidiary or their respective Property.
“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.
“Loan” means each advance of credit by any Lender to any Co-Borrower under this Agreement.
“Loan A” means the advance of credit by Horizon to any Co-Borrower under this Agreement in the Loan A Commitment Amount.
“Loan A Commitment Amount” has the meaning set forth on the cover page of this Agreement.
“Loan A Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.
“Loan A Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.
“Loan Amortization Date” means, with respect to each Loan, the Payment Date on which Co-Borrowers are required, pursuant to Section 2.2(a) below, to commence making equal payments of principal plus accrued interest on the outstanding principal amount of such Loan.
“Loan B” means the advance of credit by Horizon to any Co-Borrower under this Agreement in the Loan B Commitment Amount.
“Loan B Commitment Amount” has the meaning set forth on the cover page of this Agreement.
“Loan B Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.
“Loan B Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.
“Loan C” means the advance of credit by Horizon to any Co-Borrower under this Agreement in the Loan C Commitment Amount.

“Loan C Commitment Amount” has the meaning set forth on the cover page of this Agreement.
“Loan C Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.
“Loan C Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.
“Loan D” means the advance of credit by Powerscourt to any Co-Borrower under this Agreement in the Loan D Commitment Amount.
“Loan D Commitment Amount” has the meaning set forth on the cover page of this Agreement.
“Loan D Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.
“Loan D Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.
“Loan Documents” means, collectively, this Agreement, the Notes, the Warrants, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement.
“Loan E” means the advance of credit by Horizon to any Co-Borrower under this Agreement in the Loan E Commitment Amount.
“Loan E Commitment Amount” has the meaning set forth on the cover page of this Agreement.
“Loan E Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.
“Loan E Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.
“Loan F” means the advance of credit by Horizon to any Co-Borrower under this Agreement in the Loan F Commitment Amount.
“Loan F Commitment Amount” has the meaning set forth on the cover page of this Agreement.
“Loan F Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.
“Loan F Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan G” means the advance of credit by Horizon to any Co-Borrower under this Agreement in the Loan G Commitment Amount.
“Loan G Commitment Amount” has the meaning set forth on the cover page of this Agreement.
“Loan G Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.
“Loan G Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.
“Loan H” means the advance of credit by Horizon to any Co-Borrower under this Agreement in the Loan H Commitment Amount.
“Loan H Commitment Amount” has the meaning set forth on the cover page of this Agreement.
“Loan H Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.
“Loan H Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.
“Loan Rate” means, with respect to each Loan, the sum of (a) the per annum rate of interest from time to time published in the Wall Street Journal, or any successor publication thereto, as the “prime rate” then in effect, plus (b) 6.25%; provided that, in the event such “prime rate” of interest is less than 3.25%, such rate shall be deemed to be 3.25% for purposes of calculating the Loan Rate, provided, further, that if the “prime rate”, (a) is no longer reported in the Wall Street Journal, (b) is no longer widely used as a benchmark market rate for new facilities of this type, or (c) becomes permanently unavailable, Lenders shall select a successor benchmark rate, which successor rate shall be applied in a manner consistent with market practice, or if there is no consistent market practice, such successor rate shall be applied in a manner reasonably determined by Lenders. Notwithstanding the foregoing, in no event shall the Loan Rate be less than 9.50%. Each Co-Borrower acknowledges that the “prime rate” is used for reference purposes only as an index and is not necessarily the lowest or the best interest rate charged to any borrower of any Lender.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, operations, Properties or prospects of Borrower Representative or of Co-Borrowers in the aggregate and their Subsidiaries taken as a whole, (b) the ability of Borrower Representative or of Co-Borrowers in the aggregate and their Subsidiaries taken as a whole to perform their Obligations under the Loan Documents or (c) the Collateral or Collateral Agent’s or any Lender’s security interest in the Collateral.
“Maturity Date” means, with respect to each Loan, forty-two (42) months from the first day of the month next following the month in which the Funding Date for such Loan occurs, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment, whichever is applicable.
“Milestones” means (a) the achievement of (i) Positive Data CERC-002, (ii) Positive Data CERC-006, (iii) Positive Data CERC-007 AOS, (iv) Positive Data CERC-007 Multiple Myeloma, (v) Positive Data CERC-801, (vi) Positive Data CERC-802 or (vii) Positive Data CERC-803 or (***).
“Multiple Myeloma Clinical Trial” means Protocol #AEVI-007-MM-101, entitled A Multicenter, Open-Label, Dose-Escalation Phase 1b Study of AEVI-007 in Subjects with Relapsed or Refractory Multiple Myeloma, as may be amended from time to time.
“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto.
“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by any Co-Borrower to Collateral Agent or any Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrants), or by any other agreement between Lenders and any Co-Borrower (other than the Warrants), and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lenders’ Expenses.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Certificate” means a certificate executed by a Responsible Officer of Borrower Representative substantially in the form of Exhibit E attached hereto or such other form as Lenders may agree to accept.
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.
“Pediatric Onset Crohn’s Disease Clinical Trial” means Protocol #MDGN-002-CD-101, entitled Phase Ib Escalating Dose, Open-Label, Signal-Finding Study to Evaluate the Safety, Tolerability, and Short-Term Efficacy of the Anti-Light Monoclonal Antibody MDGN-002 in

Adults with Moderate to Severe Active Crohn’s Disease (CD) who have Failed Prior Treatment with an Anti-TNFα Agent, with and without Loss of Function Mutations in Decoy Receptor 3 (DcR3) (Anti-LIGHT in Anti-TNFα-Resistant Crohn’s Disease [TRaCk LIGHT]), as may be amended from time to time.
“Permitted Holders” means Armistice Capital Master Fund Ltd. or any Controlled Investment Affiliate thereof.
“Permitted Indebtedness” means and includes:
(a)    Indebtedness of each Co-Borrower to Lenders under the Loan Documents;
(b)    Indebtedness arising from the endorsement of instruments in the ordinary course of business;
(c)    Indebtedness of any Co-Borrower existing on the date hereof and set forth on the Disclosure Schedule;
(d)    Obligations of Borrower Representative pursuant to the terms of the Guarantee Agreement, in an aggregate amount not to exceed (***) Dollars (***);
(e)    Obligations of Borrower Representative pursuant to the terms of the Supply Agreement, in an amount not to exceed (***) Dollars (***) per year;
(f)    obligations to pay performance-based milestones, earnouts or royalties in existence as of the date of this Agreement or entered into in connection with acquisitions of Intellectual Property whether by ownership, license, sublicense and similar arrangement for the use of Intellectual Property in the ordinary course of business or Investments otherwise permitted under this Agreement;
(g)    intercompany Indebtedness owed by any Subsidiary to any Co-Borrower or any wholly-owned Subsidiary, as applicable; provided that, if applicable, such Indebtedness is also permitted as a Permitted Investment and, in the case of such Indebtedness owed to any Co-Borrower, such Indebtedness shall be evidenced by one or more promissory notes;
(h)    Indebtedness pursuant to corporate credit cards incurred in the ordinary course of business, in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) at any time outstanding;
(i)    Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(j)    Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’

compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including those incurred to secure health, safety and environmental obligations, in each case provided in the ordinary course of business;
(k)    Indebtedness consisting of the financing of insurance premiums;
(l)    endorsement of instruments or other payment items for deposit in the ordinary course of business and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; and
(m)     extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under subsections (a) through (l) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon such Co-Borrower.
“Permitted Investments” means and includes any of the following Investments:
(a)    Deposits and deposit accounts with commercial banks that are organized under the laws of the United States or a state thereof and: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);
(b)    Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;
(c)    Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;
(d)    Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;
(e)    other cash management Investments in the ordinary course of business and consistent with Borrower Representative’s investment policy as in effect on the date hereof;
(f)    Investments (i) by any Co-Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof, (ii) by a Co-Borrower or guarantor into another Co-Borrower or guarantor and (iii) by any Co-Borrower or guarantor in any Subsidiaries that are not Co-Borrowers or guarantors in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000) in any fiscal year;
(g)    Investments made, accepted or received in connection with Permitted Transfers;

(h)    acquisitions of Intellectual Property whether by ownership, licenses, sublicenses and similar arrangements for the use of Intellectual Property in the ordinary course of business;
(i)    payments by Borrower Representative on behalf of Medgenics Medical Israel Ltd. of amounts due under the CHOP Research Agreement in an amount not to exceed Five Hundred Thousand Dollars ($500,000);
(j)    payments by Borrower Representative on behalf of Medgenics Medical Israel Ltd. of amounts due under the CHOP License Agreement in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per year; and
(k)    other Investments aggregating not in excess of One Hundred Thousand Dollars ($100,000) at any time.
“Permitted Liens” means and includes:
(a)    the Liens created by this Agreement;
(b)    Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to any Co-Borrower or Co-Borrowers in the aggregate and that any Co-Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of such Co-Borrower);
(c)    Liens identified on the Disclosure Schedule;
(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to any Co-Borrower or Co-Borrowers in the aggregate and that any Co-Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of such Co-Borrower);
(e)    rights of lessors or licensors under leases, subleases, licenses or sublicenses of real or personal property to Co-Borrowers or their Subsidiaries;
(f)    Permitted Out-Bound Licenses and other Permitted Transfers;
(g)    security deposits in connection with real property leases;
(h)    deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;
(j)    statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;
(k)    Liens (1) of a collecting bank arising in the ordinary course of business under Section 4-208 (or Section 4-210, as applicable) of the Code in effect in the relevant jurisdiction covering only the items being collected upon or (2) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;
(l)    Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;
(m)     Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);
(n)    utility and similar deposits in the ordinary course of business;
(o)    Liens that are contractual rights of set-off relating to agreements entered into by any Co-Borrower or any Subsidiary in the ordinary course of business; and
(p)    Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (z) above; provided, that any extension, renewal or replacement Lien (i) shall not apply to any other property or asset of any Co-Borrower or any Subsidiary (other than any replacements of such property or assets and additions and accessions thereto) and (ii) shall secure only those obligations and unused commitment that it secures on the date hereof and extensions, renewals and replacements thereof permitted hereunder (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith).
“Permitted Out-Bound Licenses” means (i) non-exclusive licenses of Intellectual Property, (ii) exclusive licenses of Intellectual Property applicable solely outside the United States, provided that such exclusive licenses do not result in a legal transfer of title of the licensed Intellectual Property and (iii) exclusive licenses of Intellectual Property that are exclusive as to the United States in connection with BD Activities, provided that (x) no Event of

Default is in existence at the time such license is entered into and (y) such exclusive licenses do not result in a legal transfer of title of the licensed Intellectual Property.
“Permitted Transfer” has the meaning given such term in Section 7.4 of this Agreement.
“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.
“Positive Data CERC-002” means with respect to the Pediatric Onset Crohn’s Disease Clinical Trial that the data from such trial demonstrates that (i) the adverse events that occurred during such trial do not, in Borrower Representative’s reasonable opinion, prevent the continuing clinical development of CERC-002 for the treatment of pediatric onset Crohn’s Disease, (***).
“Positive Data CERC-006” means with respect to the CLM Clinical Trial that the data from such trial demonstrates that (i) the adverse events that occurred during such trial do not, in Borrower Representative’s reasonable opinion, prevent the continuing clinical development of CERC-006 for the treatment of complex lymphatic malformations and (***).
“Positive Data CERC-007 AOSD” means with respect to the AOSD Clinical Trial that the data from such trial demonstrates that (i) the adverse events that occurred during such trial do not, in Borrower Representative’s reasonable opinion, prevent the continuing clinical development of CERC-007 for the treatment of adult on-set Still’s disease, (***).
“Positive Data CERC-007 Multiple Myeloma” means with respect to the Multiple Myeloma Clinical Trial that the data from such trial demonstrates that (i) the adverse events that occurred during such trial do not, in Borrower Representative’s reasonable opinion, prevent the continuing clinical development of CERC-007 for the treatment of multiple myeloma, (***).
“Positive Data CERC-801” means (***).
“Positive Data CERC-802” means (***).
“Positive Data CERC-803” means (***).
“Powerscourt” means Powerscourt Investments XXV, LP, a Delaware limited partnership.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.
“Register” has the meaning given such term in Section 12.9 of this Agreement.
“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.
“Restricted License” means any license or other agreement with respect to which any Co-Borrower is the licensee and such license or agreement is material to any Co-Borrower’s business and (a) that prohibits or otherwise restricts any Co-Borrower from granting a security interest in such Co-Borrower’s interest in such license or agreement or any other property (other than any customary anti-assignment provisions in such license or other agreement) or (b) for which a default thereunder or termination thereof could interfere with Collateral Agent’s or Lenders’ right to sell any Collateral.
“Rights to Payment” has the meaning given such term in Section 4.1 of this Agreement.
“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC and the United States Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.
“Solvent” has the meaning given such term in Section 5.12 of this Agreement.
“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by any Co-Borrower directly or indirectly through Subsidiaries.
“Supply Agreement” means that certain Supply and Distribution Agreement, dated as of August 9, 2013, by and between TRIS Pharma, Inc. (“Tris”) and FSC Laboratories, Inc. (“FSC”), as amended by that certain First Amendment to Supply and Distribution Agreement dated as of August 13, 2014 and by that certain letter agreement dated as of February 24, 2016, as assigned to Borrower Representative pursuant to an Asset Purchase Agreement, dated as of February 18, 2018, by and between Borrower Representative and Avadel US Holdings, Inc., as successor in interest to FSC, as further amended by that certain Amendment No. 3 to Supply and Distribution Agreement, dated as of October 29, 2019, by and between Tris and Borrower Representative, and as further assigned to Aytu BioScience, Inc. (“Aytu”) pursuant to that certain Consent to Assignment of Contract, dated as of October 29, 2019, by and between Borrower Representative and Aytu.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Transfer” has the meaning given such term in Section 7.4 of this Agreement.
“Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of each Lender or its designees to purchase securities of Borrower Representative.
1.2    Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time (subject, in the case of clauses (b) and (c), to any restrictions on such replacement, amendment, modification or supplement set forth in the Loan Documents). The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless the context requires otherwise, any reference in this Agreement or any other Loan Document to any Person shall be construed to include such Person’s successors and assigns. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.
2.    Loans; Repayment.
2.1    Commitments.
(a)    The Commitment Amounts. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth as and when made or deemed to be made, (i) Horizon agrees to lend to Co-Borrowers (A) prior to the Loan A Commitment Termination Date, Loan A, (B)     prior to the Loan B Commitment Termination Date, Loan B, (C) prior to the Loan C Commitment Termination Date, Loan C, (D) prior to the Loan E Commitment Termination Date, Loan E, (E) prior to the Loan F Commitment Termination Date, Loan F, (F) prior to the Loan G Commitment Termination Date, Loan G, and (G) prior to the Loan H Commitment Termination Date, Loan H, and (ii) Powerscourt agrees to lend to Co-Borrowers prior to the Loan D Commitment Termination Date, Loan D.
(b)    The Loans and the Notes. The obligation of each Co-Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to the relevant Lender.
(c)    Use of Proceeds. The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Co-Borrowers and their Subsidiaries.
(d)    Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, each respective Lender’s obligation to lend the undisbursed portion of its Commitment Amount to Co-Borrowers hereunder shall terminate on the earlier of (i) at such Lender’s sole election, the occurrence of any Default or Event of Default hereunder, and (ii) (A) with respect to Loan A, the Loan A Commitment Termination Date, (B) with respect to Loan B, the Loan B Commitment Termination Date, (C) with respect to Loan C, the Loan C Commitment Termination Date, (D) with respect to Loan D, the Loan D Commitment Termination Date, (E) with respect to Loan E, the Loan E Commitment Termination Date, (F) with respect to Loan F, the Loan F Commitment Termination Date, (G) with respect to Loan G, the Loan G Commitment Termination Date and (H) with respect to Loan H, the Loan H Commitment Termination Date. Notwithstanding the foregoing, each Lender’s obligation to lend the undisbursed portion of its Commitment Amount to Co-Borrowers shall terminate if, in such Lender’s reasonable discretion, there has been a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrower Representative or of Co-Borrowers in the aggregate and their Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by any Co-Borrower or Co-Borrowers in the aggregate from the business plan of Co-Borrowers presented to Lenders on or before the date of this Agreement.
2.2    Payments.
(a)    Scheduled Payments. Co-Borrowers shall make (i) a payment of accrued interest only to each applicable Lender on the outstanding principal amount of each Loan on the first eighteen (18) Payment Dates specified in the Note applicable to such Loan and (ii) an equal payment of principal plus accrued interest to each applicable Lender on the outstanding principal amount of each Loan on the next twenty-four (24) Payment Dates as set forth in the Note applicable to such Loan (such payments, the “Initial Scheduled Payments”). Notwithstanding, and in lieu of, the foregoing, if (i) the Interest Only Extension Milestone is satisfied, and (ii) no Default or Event of Default exists under this Agreement, Co-Borrowers shall make (A) a payment of accrued interest only to each applicable Lender on the outstanding principal amount of each Loan on the first twenty-four (24) Payment Dates specified in the Note applicable to such Loan and (B) an equal payment of principal plus accrued interest to each applicable Lender on the outstanding principal amount of each Loan on the next eighteen (18) Payment Dates as set forth in the Note applicable to such Loan (such payments, the “Extended Interest Scheduled Payments” and collectively with the Initial Scheduled Payments, the “Scheduled Payments”). Co-Borrowers shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date applicable to such Loan.
(b)    Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Co-Borrowers shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.
(c)    Payment of Interest. Co-Borrowers shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. Changes to the Loan Rate based on changes to the Prime Rate (or such substitute benchmark rate selected in accordance with the definition of “Loan Rate” set forth in Section 1.1 above) shall be effective on the effective date of any change to the Prime Rate (or such substitute benchmark rate selected in accordance with the definition of “Loan Rate” set forth in Section 1.1 above) and to the extent of any such change. Interest (including interest at the Default Rate, if applicable) shall be computed on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.
(d)    Application of Payments. All payments received by Lenders prior to an Event of Default shall be applied as follows: (i) first, to each Lender’s pro rata portion of the Lenders’ Expenses then due and owing; and (ii) second, ratably, to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amounts then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.
(e)    Late Payment Fee. Borrower shall pay to each Lender a late payment fee equal to six percent (6%) of any Scheduled Payment not paid when due to such Lender.
(f)     Default Rate. Co-Borrowers shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by any Co-Borrower to Collateral Agent or any Lender under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by any Lender’s election), Co-Borrowers shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.
(g)    Final Payment.
(i)    Loan A Final Payment. Co-Borrowers shall pay to Horizon a payment in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Loan A Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan A, (B) an Event of Default and demand by such Lender of payment in full of Loan A or (C) the Maturity Date, as applicable.
(ii)     Loan B Final Payment. Co-Borrowers shall pay to Horizon a payment in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Loan B Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan B, (B) an Event of Default and demand by such Lender of payment in full of Loan B or (C) the Maturity Date, as applicable.
(iii)    Loan C Final Payment. Co-Borrowers shall pay to Horizon a payment in the amount of Seventy-Five Thousand Dollars ($75,000) (the “Loan C Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan C, (B) an Event of Default and demand by such Lender of payment in full of Loan C or (C) the Maturity Date, as applicable
(iv)    Loan D Final Payment. Co-Borrowers shall pay to Powerscourt a payment in the amount of Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Loan D Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan D, (B) an Event of Default and demand by such Lender of payment in full of Loan D or (C) the Maturity Date, as applicable.
(v)    Loan E Final Payment. Co-Borrowers shall pay to Horizon a payment in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Loan E Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan E, (B) an Event of Default and demand by such Lender of payment in full of Loan E or (C) the Maturity Date, as applicable.
(vi)     Loan F Final Payment. Co-Borrowers shall pay to Horizon a payment in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Loan F Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan F, (B) an Event of Default and demand by such Lender of payment in full of Loan F or (C) the Maturity Date, as applicable.
(vii)    Loan G Final Payment. Co-Borrowers shall pay to Horizon a payment in the amount of Seventy-Five Thousand Dollars ($75,000) (the “Loan G Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan G, (B) an Event of Default and demand by such Lender of payment in full of Loan G or (C) the Maturity Date, as applicable.
(viii)    Loan H Final Payment. Co-Borrowers shall pay to Horizon a payment in the amount of Seventy-Five Thousand Dollars ($75,000) (the “Loan H Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan H, (B) an Event of Default and demand by such Lender of payment in full of Loan H or (C) the Maturity Date, as applicable.
2.3    Prepayments.
(a)    Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Co-Borrowers, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lenders the amount set forth in Section 2.3(b) below, as if Co-Borrowers had opted to prepay on the date of such acceleration.
(b)    Optional Prepayment. Upon ten (10) Business Days’ prior written notice to Lenders, Co-Borrowers may, at their option, at any time, prepay all (and not less than all) of the outstanding Loans by simultaneously paying to each Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of its Loans; plus (ii) an amount equal to (A) if such Loan is prepaid on or before the Loan Amortization Date applicable to such Loan, three percent (3%) of the then outstanding principal balance of such Loan, (B) if such Loan is prepaid after the Loan Amortization Date applicable to such Loan, but on or before the date that is twelve (12) months after such Loan Amortization Date, two percent (2%) of the then outstanding principal balance of such Loan, or (C) if such Loan is prepaid more than twelve (12) months after the Loan Amortization Date applicable to such Loan, one percent (1%) of the then outstanding principal balance of such Loan; plus (iii) the outstanding principal balance of such Loan; plus (iv) all other sums, if any, that shall have become due and payable hereunder.

2.4    Other Payment Terms.
(a)    Place and Manner. Co-Borrowers shall make all payments due to Lenders in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by any Co-Borrower hereunder shall be made, in immediately available funds, not later than 10:00 a.m. Connecticut time, on the date on which such payment is due. Co-Borrowers shall make such payments to each Lender via wire transfer or ACH as instructed by such Lender from time to time.
(b)    Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.
(c)    Taxes.
(i)    Unless otherwise required under applicable law, any and all payments made hereunder or under the Notes shall be made free and clear of and without deduction for any Taxes; provided that if any Co-Borrower shall be required to deduct any Taxes from such payments, then (A) if such Taxes are Indemnified Taxes, then the sum payable shall be increased as necessary so that after making all required deductions for such Indemnified Taxes (including deductions applicable to additional sums payable under this Section 2.4(c)) the relevant Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) such Co-Borrower shall make such deductions and (C) such Co-Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(ii)    Co-Borrowers shall indemnify each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes imposed or asserted directly on such Lender by any Governmental Authority on or attributable to amounts payable under this Agreement solely as a result of such Lender entering into this Agreement to the extent such Indemnified Taxes are paid by such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Representative by a Lender shall be conclusive absent manifest error.
(iii)     As soon as practicable after any payment of Taxes by a Co-Borrower hereunder to a Governmental Authority, such Co-Borrower shall deliver to Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lenders.
(iv) If any Lender is entitled to an exemption from or reduction of withholding Tax, with respect to payments under this Agreement, such Lender shall deliver to Borrower Representative, as reasonably requested by Borrower Representative, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by Borrower Representative, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower Representative as will enable Borrower Representative or the applicable Co-Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the generality of the foregoing, any Lender that is a U.S. Person shall deliver to Borrower Representative on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative in writing of its legal inability to do so.
(v)    If a Lender receives a refund in respect of Taxes paid by any Co-Borrower pursuant to this Section 2.4(c), which in the sole discretion of such Lender exercised in good faith is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by such Co-Borrower in connection with such refunded Taxes, to such Co-Borrower, net of all out-of-pocket expenses (including any Taxes to which such Lender has become subject as a result of its receipt of such refund) of such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Co-Borrower, upon the request of the applicable Lender, shall repay to such Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (v), in no event will any Lender be required to pay any amount to any Co-Borrower pursuant to this paragraph (v) the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Co-Borrower or any other Person.
2.5    Procedure for Making the Loans.
(a)    Notice. Borrower Representative shall notify each Lender of the date on which Co-Borrowers desires a Lender to make any Loan at least five (5) Business Days in advance of the desired Funding Date, unless the relevant Lender elects at its sole discretion to allow the Funding Date for a Loan to be made by such Lender to be within five (5) Business Days of Borrower Representative’s notice. Each Co-Borrower’s execution and delivery to Lenders of one or more Notes in respect of a Loan shall be such Co-Borrower’s agreement to the terms and calculations thereunder with respect to such Loan. Each Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.
(b)    Loan Rate Calculation. Prior to each Funding Date for any Loan, the applicable Lender shall establish the Loan Rate with respect to such Loan, which shall be conclusive in the absence of a manifest error.

(c)    Disbursement. Lenders shall disburse the proceeds of each Loan by wire transfer to Co-Borrowers at the account(s) specified in the Funding Certificate for such Loan.
2.6    Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.
(a)    Good Faith Deposit. Co-Borrowers have delivered to Horizon a good faith deposit in the amount of One Hundred Thousand Dollars ($100,000) (the “Good Faith Deposit”). The Good Faith Deposit paid to Horizon will be credited to the Commitment Fee payable to Horizon. If the Funding Date does not occur, Lenders shall retain the Good Faith Deposit as compensation for their time, expenses and opportunity cost.
(b)    Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Co-Borrowers shall pay to Lenders all of Lenders’ reasonable and documented legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents.
(c)    Commitment Fee. Co-Borrowers shall pay, concurrently with their execution and delivery of this Agreement, a commitment fee in the amount of Three Hundred Fifty Thousand Dollars ($350,000) (the “Commitment Fee”). The Commitment Fee shall be paid by Co-Borrowers as set forth in the Funding Certificate. The Commitment Fee shall be retained by the applicable Lender and be deemed fully earned upon receipt.
3.    Conditions of Loans.
3.1    Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, each Lender shall have received, in form and substance reasonably satisfactory to such Lender, all of the following (unless all Lenders have agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2):
(a)    Loan Agreement. This Agreement duly executed by Co-Borrowers, Collateral Agent and Lenders.
(b)    Warrants. The Warrants duly executed by Borrower Representative.
(c)    Secretary’s Certificate. A certificate of the secretary or assistant secretary of each Co-Borrower, dated as of the date hereof, with copies of the following documents attached: (i) the certificate of incorporation and bylaws (or equivalent documents) of such Co-Borrower certified by such Co-Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.
(d)    Good Standing Certificates. A good standing certificate from each Co-Borrower’s state of organization and the state in which such Co-Borrower’s principal place of business is located, each dated as of a date no earlier than thirty (30) days prior to the date hereof.

(e)    Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.
(f)    Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.
(g)    Legal Opinion. A legal opinion of each Co-Borrower’s counsel, dated as of the date hereof, covering the matters set forth in Exhibit D attached hereto.
(h)    Account Control Agreements. Account Control Agreements for all of each Co-Borrower’s deposit accounts and securities accounts (other than Excluded Accounts) duly executed by all of the parties thereto.
(i)    Fees and Expenses. Payment of all fees and expenses then due hereunder or under any other Loan Document.
(j)    Other Documents. Co-Borrowers shall have provided such other documents and completion of such other matters, as any Lender may reasonably deem necessary or appropriate.
3.2    Conditions Precedent to Making Loan A, Loan B, Loan C and Loan D. The obligation of the applicable Lender to make Loan A, Loan B, Loan C or Loan D is further subject to satisfaction of the following conditions as of the applicable Funding Date:
(a)    No Default. No Default or Event of Default shall have occurred and be continuing.
(b)    Landlord Agreements. Each Co-Borrower shall have provided Lenders with a Landlord Agreement for each location where such Co-Borrower’s books and records and the Collateral is located (unless such Co-Borrower is the fee owner thereof), other than with respect to such Co-Borrower’s Maryland office and Pennsylvania office, which Landlord Agreements shall be provided as set forth in Section 6.13.
(c)    Note. Each Co-Borrower shall have duly executed and delivered a Note in the amount of Loan A to Horizon, a Note in the amount of Loan B to Horizon, a Note in the amount of Loan C to Horizon and a Note in the amount of Loan D to Powerscourt.
(d)    UCC Financing Statements. Lenders shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements and UCC financing statement searches, as any Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and each Lender pursuant to Section 4. Each Co-Borrower authorizes Collateral Agent and each Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements they deem necessary to perfect its security interest in the Collateral.
(e)    Funding Certificate. Borrower Representative shall have duly executed and delivered to Lenders a Funding Certificate for such Loans.

(f)    Representations and Warranties. The representations and warranties made by each Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects as of such Funding Date (except with respect to any such representation or warranty which is already qualified by a materiality qualifier, in which case such representation or warranty shall be true and correct in all respects, and where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).
(g)    Other Documents. Co-Borrowers shall have provided Lenders with such other documents and completion of such other matters, as any Lender may reasonably deem necessary or appropriate.
3.3    Conditions Precedent to Making Loan E and Loan F. The obligation of the applicable Lender to make Loan E or Loan F is further subject to satisfaction of the following conditions as of the applicable Funding Date:
(a)    No Default. No Default or Event of Default shall have occurred and be continuing.
(b)    Note. Each Co-Borrower shall have duly executed and delivered a Note in the amount of Loan E to Horizon and a Note in the amount of Loan F to Horizon.
(c)    Funding Certificate. Borrower Representative shall have duly executed and delivered to Lenders a Funding Certificate for such Loans.
(d)    Milestone Achievement. Borrower Representative shall have provided Lenders with evidence reasonably satisfactory to Lenders that Co-Borrowers have achieved at least one Milestone.
(e)    Representations and Warranties. The representations and warranties made by each Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects as of such Funding Date (except with respect to any such representation or warranty which is already qualified by a materiality qualifier, in which case such representation or warranty shall be true and correct in all respects, and where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).
(f)    Other Documents. Co-Borrowers shall have provided Lenders with such other documents and completion of such other matters, as any Lender may reasonably deem necessary or appropriate.
3.4    Conditions Precedent to Making Loan G and Loan H. The obligation of the applicable Lender to make Loan G or Loan H is further subject to satisfaction of the following conditions as of the applicable Funding Date:
(a)    No Default. No Default or Event of Default shall have occurred and be continuing.

(b)    Note. Each Co-Borrower shall have duly executed and delivered a Note in the amount of Loan G to Horizon and a Note in the amount of Loan H to Horizon.
(c)    Funding Certificate. Borrower Representative shall have duly executed and delivered to Lenders a Funding Certificate for such Loans.
(d)    Making of Loan E and Loan F. The applicable Lenders shall have made Loan E and Loan F to or on behalf of Co-Borrowers.
(e)    Milestones Achievement. Borrower Representative shall have provided Lenders with evidence reasonably satisfactory to Lenders that Co-Borrowers have achieved not less than two Milestones.
(f)    Representations and Warranties. The representations and warranties made by each Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects as of such Funding Date (except with respect to any such representation or warranty which is already qualified by a materiality qualifier, in which case such representation or warranty shall be true and correct in all respects, and where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).
(g)    Other Documents. Co-Borrowers shall have provided Lenders with such other documents and completion of such other matters, as any Lender may reasonably deem necessary or appropriate.
3.5    Covenant to Deliver. Each Co-Borrower agrees (not as a condition but as a covenant) to deliver to Lenders each item required to be delivered to Lenders as a condition to each Loan, if such Loan is advanced. Each Co-Borrower expressly agrees that the extension of any Loan prior to the receipt by a Lender of any such item shall not constitute a waiver by such Lender of any Co-Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in each Lender’s sole discretion.
4.    Creation of Security Interest.
4.1    Grant of Security Interests. Each Co-Borrower grants to Collateral Agent and each Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by each Co-Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrants). The “Collateral” shall mean and include all right, title, interest, claims and demands of each Co-Borrower in the following:
(a)    All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b)    All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of any Co-Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and each Co-Borrower’s books relating to any of the foregoing;
(c)    All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including (except to the extent included within the definition of Intellectual Property) goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;
(d)    All now existing and hereafter arising accounts, and other forms of payment obligations owing to any Co-Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by any Co-Borrower (subject, in each case, to the contractual rights of third parties to require funds received by any Co-Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Co-Borrower and each Co-Borrower’s books relating to any of the foregoing;
(e)    All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and each Co-Borrower’s books relating to the foregoing; and
(f)    To the extent not covered by clauses (a) through (e), all other personal property of each Co-Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property.
Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property or Excluded Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of each Lender’s security interest in the Rights to Payment.
4.2    After-Acquired Property. If any Co-Borrower shall at any time acquire a commercial tort claim, as defined in the Code, in excess of Fifty Thousand Dollars ($50,000), Borrower Representative shall immediately notify Collateral Agent and Lenders in writing signed by Borrower Representative of the brief details thereof and grant to Collateral Agent and each Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent and each Lender.
4.3    Duration of Security Interest. Collateral Agent’s and each Lender’s security interest in the Collateral shall continue until the indefeasible payment in full and the satisfaction of all Obligations (other than contingent obligations), and termination of each Lender’s commitment to fund the Loans, whereupon such security interest shall terminate. Collateral Agent and each Lender shall, at Co-Borrowers’ sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.
4.4    Location and Possession of Collateral. The Collateral is and shall remain in the possession of Co-Borrowers at the location listed on the cover page hereof or as set forth in the Disclosure Schedule, or such additional locations as to which (x) Co-Borrowers have given written notice to the Collateral Agent and (y) Co-Borrowers have delivered a Landlord Agreement. Co-Borrowers shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Collateral Agent or any Lender for perfection of the security interests therein created hereunder) and so long as no Event of Default has occurred or has been waived by Lenders, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.
4.5    Delivery of Additional Documentation Required. Each Co-Borrower shall from time to time execute and deliver to Collateral Agent and Lenders, at the request of Collateral Agent or any Lender, all financing statements and other documents Collateral Agent or any Lender may reasonably request, in form satisfactory to Collateral Agent and Lenders, to perfect and continue Collateral Agent’s and Lenders’ perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.
4.6    Right to Inspect. Collateral Agent and each Lender (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during each Co-Borrower’s usual business hours, to inspect the books and records of each Co-Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify each Co-Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Any inspection, test or appraisal conducted hereunder shall be conducted at the sole cost and expense of Co-Borrowers; provided, in the absence of an Event of Default, Borrower shall only be responsible for the cost and expense of one (1) such inspection, test or appraisal in any fiscal year.
4.7    [reserved].
4.8    Protection of Intellectual Property. Each Co-Borrower shall:
(a)    to the extent of each Co-Borrower’s right to do so, protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to the business of any Co-Borrower and promptly advise Collateral Agent in writing of material infringements thereof;
(b)    not consent to any Intellectual Property material to any Co-Borrower’s business being abandoned, forfeited or dedicated to the public without each Lender’s written consent; and
(c)     provide written notice to Collateral Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).
5.    Representations and Warranties. Except as set forth in the Disclosure Schedule, each Co-Borrower represents and warrants as follows:
5.1    Organization and Qualification. Each Co-Borrower and its Subsidiaries is an entity duly organized and validly existing under the laws of its jurisdiction of formation and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed, except for such jurisdictions as to which any failure to so qualify would not have a Material Adverse Effect.
5.2    Authority. Each Co-Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Each Co-Borrower and its Subsidiaries have all requisite power and authority to own and operate their Property and to carry on their businesses as now conducted. Each Co-Borrower and its Subsidiaries have obtained all material licenses, permits, approvals and other authorizations necessary for the operation of their business.
5.3    Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which any Co-Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of (a) the certificate of incorporation, the by-laws, or any other organizational documents of any Co-Borrower, (b) any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority by which any Co-Borrower or any Subsidiary or any of their respective property or assets may be bound or affected or (c) any material agreement or instrument to which any Co-Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4    Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurrence of the Loans, the execution and delivery of the other Loan Documents to which any Co-Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of each Co-Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (a) the valid execution and delivery of any Loan Document to which any Co-Borrower is a party, (b) the performance of each Co-Borrower’s obligations under any Loan Document or (c) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrants. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Co-Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, fraudulent transfer, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.
5.5    No Prior Encumbrances. Each Co-Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Each Co-Borrower has good title and ownership of, or is licensed under, all of such Co-Borrower’s current material Intellectual Property. Each Co-Borrower is the sole owner of the Intellectual Property which it owns or purports to own and which is material to the business of the Co-Borrowers except for (a) non-exclusive licenses granted to its customers, resellers and/or distributors in the ordinary course of business, (b) over-the-counter software that is commercially available to the public and (c) material Intellectual Property licensed to such Co-Borrower and noted on the Disclosure Schedule. Each patent which it owns or purports to own and which is material to any Co-Borrower’s business is valid and enforceable, and no part of the Intellectual Property which any Co-Borrower owns or purports to own and which is material to any Co-Borrower’s business has been judged invalid or unenforceable, in whole or in part. No Co-Borrower is a party to, nor is it bound by, any Restricted License. No Co-Borrower has received any communications alleging that any Co-Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. No Co-Borrower has knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property of Co-Borrowers, and all Intellectual Property owned by a Co-Borrower and associated with the business of such Co-Borrower and its Subsidiaries is free and clear of any liens other than Permitted Liens.
5.6    Security Interest. The provisions of this Agreement create legal and valid security interests in the Collateral in favor of Collateral Agent and each Lender, and, assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities and the taking of other required perfection actions, the security interests in the Collateral granted to Collateral Agent and each Lender pursuant to this Agreement (a) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lenders’ Liens under this Agreement) and (b) are and will continue to be superior and prior to the rights of all other creditors of each Co-Borrower (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lenders’ Liens under this Agreement).
5.7    Name; Location of Chief Executive Office, Principal Place of Business and Collateral. No Co-Borrower has done business under any name other than that specified on the signature page hereof. Each Co-Borrower’s jurisdiction of formation, chief executive office, principal place of business, and the place where such Co-Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.
5.8    Litigation. There are no actions or proceedings pending by or against any Co-Borrower or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body which would reasonably be expected to have a Material Adverse Effect. No Co-Borrower has knowledge of any such pending or threatened actions or proceedings.
5.9    Financial Statements. All financial statements relating to any Co-Borrower, or any Subsidiary that have been or may hereafter be delivered by any Co-Borrower to Collateral Agent or any Lender present fairly in all material respects each Co-Borrower’s Consolidated financial condition as of the date thereof and each Co-Borrower’s Consolidated results of operations for the period then ended.
5.10    No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect since December 31, 2020.
5.11    Full Disclosure. No representation, warranty or other statement made by any Co-Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Collateral Agent or any Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading; it being understood by Collateral Agent and Lenders that any such representation, warranty or other statement constituting projections or as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, many of which are beyond the control of Co-Borrowers, (B) no assurance is given by Co-Borrowers that the forecasted results in any such projections will be realized and (C) the actual results during the period or periods covered by any such projections may differ from the forecasted results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance. There is no fact known to any Co-Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.
5.12    Solvency, Etc. Borrower Representative, individually, and Co-Borrowers, taken as a whole, are Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower Representative, individually, and Co-Borrowers, taken as a whole, will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.
5.13     Subsidiaries. No Co-Borrower has any Subsidiaries.
5.14     Capitalization. All issued and outstanding Equity Securities of each Co-Borrower are duly authorized and validly issued, fully paid and non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities, except for such compliance with such laws that would not reasonably be expected to result in a Material Adverse Effect.
5.15     Catastrophic Events; Labor Disputes. No Co-Borrower, any Subsidiary or any of their respective Property is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Co-Borrower or any Subsidiary is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of any Co-Borrower, jurisdictional disputes or organizing activity occurring or threatened, which as to any of the foregoing could reasonably be expected to have a Material Adverse Effect.
5.16     Certain Agreements of Officers, Employees and Consultants.
(a)    No Violation. To the knowledge of each Co-Borrower, no officer, employee or consultant of any Co-Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by any Co-Borrower because of the nature of the business conducted or to be conducted by any Co-Borrower or relating to the use of trade secrets or proprietary information of others, and to each Co-Borrower’s knowledge, the continued employment of each Co-Borrower’s officers, employees and consultants does not subject any Co-Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant, except as to any of the foregoing to the extent that such matter would not reasonably be expected to result in a Material Adverse Effect.
(b)    No Present Intention to Terminate. To the knowledge of each Co-Borrower, no officer of any Co-Borrower, and no employee or consultant of any Co-Borrower whose termination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, has any present intention of terminating his or her employment or consulting relationship with any Co-Borrower.

5.17     No Plan Assets. No Co-Borrower nor any Subsidiary is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of any Co-Borrower or any Subsidiary constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) no Co-Borrower nor any Subsidiary is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Co-Borrower or any Subsidiary are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.
5.18     Sanctions, Etc. No Co-Borrower, any of its Subsidiaries or any director, officer, employee, agent or, to the knowledge of any Co-Borrower, any Affiliate of any Co-Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, (a) the subject or target of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. To the best of each Co-Borrower’s knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, none of the funds of any Co-Borrower, any Subsidiary or, to the knowledge of any Co-Borrower, of their Affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law.
5.19     Regulatory Compliance. No Co-Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. No Co-Borrower nor any Subsidiary is an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940. No Co-Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
5.20     Payment of Taxes. All federal and other material Tax returns, reports and statements (including any attachments thereto or amendments thereof) of each Co-Borrower and its Subsidiaries filed or required to be filed by any of them have been timely filed (or extensions have been obtained and such extensions have not expired) and all Taxes shown on such Tax returns or otherwise due and payable and all assessments, fees and other governmental charges upon each Co-Borrower, its Subsidiaries and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for the payment of any such Taxes, assessments, fees and other governmental charges which are being diligently contested by any Co-Borrower in good faith by appropriate proceedings and for which adequate reserves have been made under GAAP. To the knowledge of each Co-Borrower, no Tax return of any Co-Borrower or any Subsidiary is currently under an audit or examination, and no Co-Borrower has received written notice of any proposed audit or examination, in each case, where a material amount of Tax is at issue. No Co-Borrower is an “S corporation” within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
5.21    Anti-Terrorism Laws. No Co-Borrower will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor or otherwise). Lenders hereby notify each Co-Borrower that pursuant to the requirements of Anti-Terrorism Laws, and each Lender’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies each Co-Borrower and its principals, which information includes the name and address of such Co-Borrower and its principals and such other information that will allow such Lender to identify such party in accordance with Anti-Terrorism Laws.
6.    Affirmative Covenants. Each Co-Borrower, until the full and complete payment of the Obligations, covenants and agrees that:
6.1    Good Standing. Each Co-Borrower shall maintain, and cause each of its Subsidiaries to maintain, its corporate existence and its good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Co-Borrower shall maintain, and cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
6.2    Government Compliance. Each Co-Borrower shall comply, and cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.
6.3    Financial Statements, Reports, Certificates. Borrower Representative shall deliver to each Lender: (a) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, a Consolidated balance sheet, Consolidated income statement and Consolidated cash flow statement of Borrower Representative; (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower Representative’s fiscal year, audited Consolidated financial statements of Borrower Representative prepared in accordance with GAAP, together with an unqualified (it being agreed, for the avoidance of doubt, that a going concern assumption will not constitute a qualification) opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lenders; (c) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a copy of each Co-Borrower’s deposit account(s) statement(s) as prepared by such depository institution, (d) as soon as available, but in any event within ninety (90) days after the end of Borrower Representative’s fiscal year and when revised, the operating budget and plan of Co-Borrowers for the next fiscal year, as approved by Borrower Representative’s board of directors (or other similar governing body); and (e) such other financial information as any Lender may reasonably request from time to time. In addition, each

Co-Borrower shall deliver to each Lender (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by such Co-Borrower to its security holders and (B) immediately upon receipt of notice thereof, a report of any material legal actions pending or threatened against a Co-Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving such Co-Borrower or any Subsidiary is commenced that is reasonably expected to result in damages or costs payable by any Co-Borrower or Co-Borrowers in the aggregate amount of One Hundred Thousand Dollars ($100,000) or more. It is acknowledged and agreed that: (i) the filing of Borrower Representative’s Form 10K with the Securities and Exchange Commission within the time required under the rules and regulations of the Securities and Exchange Commission after the end of each fiscal year of Borrower Representative; and (ii) the filing of Borrower Representative’s Form 10Q with the Securities and Exchange Commission within the time required under the rules and regulations of the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower Representative, shall be deemed to satisfy the requirements of clauses (a) and (b) above.
6.4    Certificates of Compliance. Each time financial statements are furnished (or deemed furnished) pursuant to Section 6.3 above, each Co-Borrower shall deliver to each Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E attached hereto.
6.5    Notice of Defaults. As soon as possible, and in any event within five (5) days after the discovery of a Default or an Event of Default, Borrower Representative shall provide each Lender with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Co-Borrowers propose to take with respect thereto.
6.6    Taxes. Each Co-Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all federal, state, and local Taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Collateral Agent and Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Co-Borrower will make, and cause each Subsidiary to make, timely payment or deposit of all Tax payments and withholding Taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes, and will, upon request, furnish Collateral Agent and Lenders with proof satisfactory to each Lender indicating that each Co-Borrower and each Subsidiary has made such payments or deposits; provided that no Co-Borrower shall be required to make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to any Co-Borrower or Co-Borrowers in the aggregate and that a Co-Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of such Co-Borrower). In addition, no Co-Borrower shall change, and shall not permit any Subsidiary to change, its respective jurisdiction of residence for taxation purposes.

6.7    Use; Maintenance. Each Co-Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved, subject to ordinary wear and tear and casualty events. No Co-Borrower shall permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Collateral Agent and each Lender. No Co-Borrower shall permit any such material item of Collateral to be operated or maintained in violation, in any material respect, of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Collateral Agent and Lenders have any security interest in any residual Co-Borrower’s interest in such equipment under the lease), each Co-Borrower shall keep, maintain, repair, replace and operate such leased equipment, in all material respects, in accordance with the terms of the applicable lease.
6.8    Insurance. Each Co-Borrower shall keep its business and the Collateral insured for risks and in amounts standard for companies in such Co-Borrower’s industry and location, and as Collateral Agent or any Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Collateral Agent and each Lender. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as an additional loss payee and all liability policies shall show Collateral Agent as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least thirty (30) days notice (or ten (10) days in the case of non-payment of premiums) before canceling its policy. At Collateral Agent’s or any Lender’s request, each Co-Borrower shall deliver certified copies of policies and evidence of all premium payments. If an Event of Default has occurred, proceeds payable under any property policy shall, at Collateral Agent’s or any Lender’s option, be payable to Collateral Agent, for the benefit of Lenders, or to Lenders on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, each Co-Borrower shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (a) any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent and Lenders have been granted a first priority security interest and (b) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent or any Lender, be payable to Collateral Agent, for the benefit of Lenders, or to Lenders on account of the Obligations. If any Co-Borrower fails to obtain insurance as required under this Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent or any Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.8, and take any action under the policies Collateral Agent or any Lender deems prudent. On or prior to the first Funding Date and prior to each policy renewal, each Co-Borrower shall furnish to Collateral Agent certificates of insurance or other evidence satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect.
6.9    Further Assurances. At any time and from time to time each Co-Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or any Lender to make effective the purposes of this

Agreement, including the continued perfection and priority of Collateral Agent’s and Lenders’ security interest in the Collateral.
6.10    Subsidiaries. Each Co-Borrower, upon any Lender’s or Collateral Agent’s request, shall cause any Subsidiary to become a Co-Borrower hereunder or to provide Lenders and Collateral Agent with a guaranty of the Obligations and, in each case, grant a security interest in and to such Subsidiary’s assets.
6.11    Keeping of Books. Each Co-Borrower shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Co-Borrower and its Subsidiaries in accordance with GAAP.
6.12    Notice of Demand for Payment. Promptly upon Borrower Representative or any Co-Borrower having knowledge thereof, Borrower Representative shall provide Collateral Agent and Lenders with written notice of any demand for payment made of Borrower Representative pursuant to the Guarantee Agreement or the Supply Agreement.
6.13    Landlord Agreement - Maryland Office. Co-Borrowers shall, within thirty (30) days of the date of this Agreement or as otherwise agreed to by Collateral Agent, provide Lenders with a Landlord Agreement duly executed by all of the parties thereto with respect to Co-Borrowers’ Maryland office and Pennsylvania office.
6.14    UCC Termination Statement. Co-Borrowers shall, within fifteen (15) days of the date of this Agreement or as otherwise agreed to by Collateral Agent, provide Lenders with evidence that a UCC termination statement has been filed and recorded with the Delaware Secretary of State terminating each financing statement filed by or on behalf of The Children’s Hospital of Philadelphia, as secured party, evidencing The Children’s Hospital of Philadelphia’s lien over any Co-Borrower’s assets.
7.    Negative Covenants. Each Co-Borrower, until the full and complete payment of the Obligations, covenants and agrees that no Co-Borrower shall:
7.1    Chief Executive Office. Change its name, jurisdiction of formation, chief executive office, principal place of business or any of the items set forth in Section 1(a)-(d) of the Disclosure Schedule without thirty (30) days prior written notice to Collateral Agent.
7.2    Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from any Co-Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.
7.3    Liens. Create, incur, allow or suffer, or permit any Subsidiary to create, incur, allow or suffer, any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s and Lenders’ Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the benefit of Lenders, or Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Co-Borrower or any

Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of a Co-Borrower’s or any Subsidiary’s Intellectual Property, except (a) as otherwise permitted in Section 7.4 hereof and (b) as permitted in the definition of “Permitted Liens” herein.
7.4    Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of, or permit any Subsidiary to convey, sell, lease or otherwise dispose, of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for the following (each, a “Permitted Transfer”): (a) Transfers of inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete equipment made in the ordinary course of business; (c) Permitted Out-Bound Licenses and other Transfers constituting Permitted Liens or Permitted Investments, (d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment that is a Permitted Investment; (e) leases or subleases of real property entered into in the ordinary course of business to the extent that such leases or subleases do not materially interfere with the business of Co-Borrowers and their Subsidiaries; (f) dispositions resulting from any casualty or insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Co-Borrower or any Subsidiary; (g) the abandonment or lapse of Intellectual Property that is no longer material to the business of Co-Borrowers and their Subsidiaries taken as a whole, or otherwise no longer of material value, including, for the avoidance of doubt, the termination of license agreements and related agreements; (h) sales of FDA priority review vouchers; and (i) sales, transfers, outlicenses or other dispositions of non-core assets, including assets associated with Millipred, CERC-301 and CERC-406, respectively.
7.5    Distributions. (a) Pay any dividends or make any distributions, or permit any Subsidiary to pay any dividends or make any distributions, on their respective Equity Securities; (b) purchase, redeem, retire, defease or otherwise acquire, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire, for value any of their respective Equity Securities (other than (x) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year, and (y) repurchases of Equity Securities deemed to occur upon the cashless exercise of stock options when such Equity Securities represent a portion of the exercise price thereof or to satisfy withholding obligations in connection with restricted stock units or similar equity incentive rights); (c) return, or permit any Subsidiary to return, any capital to any holder of its Equity Securities as such; (d) make, or permit any Subsidiary to make, any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (e) set apart any sum for any such purpose; provided, however, (A) any Subsidiary may pay dividends solely to a Co-Borrower or another wholly-owned Subsidiary, (B) any Co-Borrower may make cash distributions to another Co-Borrower, (C) any Co-Borrower may pay dividends payable solely in such Co-Borrower’s common stock, and (D) any Co-Borrower may pay cash in lieu of fractional Equity Securities in connection with any dividend, split or combination thereof.
7.6    Mergers or Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with or into any other Person or acquire, or permit any Subsidiary to acquire, all or substantially all of the capital stock or assets of another Person; provided that (a) any Subsidiary may merge into another Subsidiary, (b) any Subsidiary may merge into a Co-

Borrower so long as such Co-Borrower is the surviving entity and (c) any Co-Borrower may merge into Borrower Representative.
7.7    Change in Business or Ownership. Engage, or permit any Subsidiary to engage, in any business other than the businesses currently engaged in by any Co-Borrower or such Subsidiary, as applicable, or reasonably related thereto or enter into a transaction or series of transactions (including any merger or consolidation with Borrower Representative) the result of which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of greater than twenty-five percent (25%) of the shares of the then outstanding capital stock of Borrower Representative ordinarily entitled to vote in the election of directors.
7.8    Transactions With Affiliates; Creation of Subsidiaries. (a) Enter, or permit any Subsidiary to enter, into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to each Co-Borrower or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not Affiliates of any Co-Borrower or (b) create a Subsidiary without providing at least ten (10) Business Days advance notice thereof to Lenders and, if requested by Lenders, such Subsidiary becomes a Co-Borrower hereunder or guaranty the Obligations and grant a security interest in its assets, in each case on terms reasonably satisfactory to Collateral Agent and each Lender.
7.9    Indebtedness Payments. (a) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement) or finance lease obligations (b) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or finance lease obligations so as to accelerate the scheduled repayment thereof or (c) repay any notes to officers, directors or shareholders.
7.10    Indebtedness. Create, incur, assume or permit, or permit any Subsidiary to create, incur, or permit to exist, any Indebtedness except Permitted Indebtedness.
7.11    Investments. Make, or permit any Subsidiary to make, any Investment except for Permitted Investments.
7.12    Compliance. (a) Become, or permit any Subsidiary to become, an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, or undertake as one of its important activities, extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (b) become, or permit any Subsidiary to become, subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (c) (i) fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), or (ii) permit, or permit any Subsidiary to permit, a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur which would reasonably be expected to result in the imposition of a material penalty on any Co-Borrower; (d) fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have Material Adverse Effect.
7.13    Maintenance of Accounts. (a) Maintain any deposit account or securities account (other than Excluded Accounts) except accounts with respect to which Collateral Agent and each Lender have obtained a perfected security interest in such accounts through one or more Account Control Agreements or (b) grant or allow any other Person (other than Collateral Agent or Lenders) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lenders) accomplishing perfection via control as to, any of its deposit accounts or securities accounts.
7.14    Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than Permitted Out-Bound Licenses and other Permitted Liens and Permitted Transfers.
7.15    Subsidiary Ownership of Assets. Permit Subsidiaries that are not Co-Borrowers or guarantors to hold cash on deposit in an amount in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate at any time.
7.16    neuroFix, LLC – Assets. Commencing on the date of this Agreement, and continuing until the date Co-Borrowers provide evidence that the UCC termination statement required pursuant to Section 6.14 has been filed and recorded, permit neuroFix, LLC to hold cash on deposit or other assets in an amount in excess of Five Thousand Dollars ($5,000) in the aggregate at any time.
8.    Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Co-Borrowers under this Agreement:
8.1    Failure to Pay. If any Co-Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date; or (b) any other portion of the Obligations within five (5) days after receipt of written notice from any Lender that such payment is due.
8.2    Certain Covenant Defaults. If any Co-Borrower fails to perform any obligation arising under Sections 6.5, 6.8 or 6.12 or violates any of the covenants contained in Section 7 of this Agreement.
8.3    Other Covenant Defaults. If any Co-Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.14), in any of the other Loan Documents and such Co-Borrower has failed to cure such default within thirty (30) days of the occurrence of such default. During this thirty (30) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4    Material Adverse Change. If there occurs a material adverse change in Borrower Representative’s business, individually, or Co-Borrowers’ business, taken as a whole, including a change which results in a material impairment of the prospect of repayment of any portion of the Obligations owing to Collateral Agent or Lenders or a change which results in a material impairment of the value or priority of Collateral Agent’s and Lenders’ security interest in the Collateral.
8.5    [Intentionally Omitted.]
8.6    Seizure of Assets, Etc. (a) If any material portion of any Co-Borrower’s or any Subsidiary’s assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, (b) if any Co-Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Co-Borrower’s or any Subsidiary’s assets or (d) if a notice of lien, levy, or assessment is filed of record with respect to any Borrower’s or any Subsidiary’s assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after any Co-Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by any Co-Borrower.
8.7    Service of Process. (a) The service of process upon Collateral Agent or any Lender seeking to attach by a trustee or other process any funds of any Co-Borrower on deposit or otherwise held by Collateral Agent or such Lender, (b) the delivery upon Collateral Agent or any Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of any Co-Borrower on deposit or otherwise held by Collateral Agent or such Lender or (c) the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining any Co-Borrower’s deposit accounts or accounts holding securities by any Person (other than Collateral Agent or any Lender) seeking to foreclose or attach any such accounts or securities.
8.8    Default on Indebtedness. One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness of any Co-Borrower or any Subsidiary at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Two Hundred Thousand Dollars ($200,000) or a default shall exist under any financing agreement with a Lender or any Lender’s Affiliates.
8.9    Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against any Co-Borrower or Co-Borrowers in the aggregate or any Subsidiary and shall remain unsatisfied and unstayed for a period of thirty (30) days or more to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage.

8.10    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Collateral Agent or any Lender by any Co-Borrower or any officer, employee, agent, or director of any Co-Borrower.
8.11    Breach of Warrant. If Borrower Representative shall breach any material term of any Warrant.
8.12    Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or any Co-Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of any Co-Borrower enforceable in accordance with its terms.
8.13    Involuntary Insolvency Proceeding. (a) If a proceeding shall have been instituted in a court having jurisdiction in the premises (i) seeking a decree or order for relief in respect of any Co-Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of any Co-Borrower or any Subsidiary or for any substantial part of its Property or (iii) for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or (b) such court shall enter a decree or order granting the relief sought in any such proceeding.
8.14    Voluntary Insolvency Proceeding. If any Co-Borrower or any Subsidiary shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of any Co-Borrower or any Subsidiary or for any substantial part of its Property, (d) shall make a general assignment for the benefit of creditors, (e) shall fail generally to pay its debts as they become due or (f) take any corporate action in furtherance of any of the foregoing.
9.    Lenders’ Rights and Remedies.
9.1    Rights and Remedies. Upon the occurrence of any Default or Event of Default, no Lender shall have any further obligation to advance money or extend credit to or for the benefit of any Co-Borrower. In addition, upon the occurrence of an Event of Default, Collateral Agent and each Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent, on behalf of Lenders, or any Lender (acting alone) may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by each Co-Borrower:
(a)    Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Collateral Agent or any Lender);
(b)    Protection of Collateral. Make such payments and do such acts as Collateral Agent or such Lender considers necessary or reasonable to protect Collateral Agent’s and Lenders’ security interest in the Collateral. Each Co-Borrower agrees to assemble the Collateral if Collateral Agent or any Lender so requires and to make the Collateral available to Collateral Agent or Lenders as Collateral Agent or any Lender may designate. Each Co-Borrower authorizes Collateral Agent, each Lender and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s or such Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any Co-Borrower’s owned premises, such Co-Borrower hereby grants Collateral Agent and each Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and each Lender’s rights or remedies provided herein, at law, in equity, or otherwise;
(c)    Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Collateral Agent, each Lender and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Co-Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by any Co-Borrower or in which any Co-Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s or any Lender’s exercise of its remedies hereunder;
(d)    Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Co-Borrower’s premises) as Collateral Agent or any Lender determines are commercially reasonable; and
(e)    Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.
Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Co-Borrowers.
9.2    Set Off Right. Collateral Agent and each Lender may set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of any Co-Borrower or any other assets of any Co-Borrower in Collateral Agent’s or such Lender’s possession or control.
9.3    Effect of Sale. Upon the occurrence of an Event of Default, to the extent permitted by law, each Co-Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of such Co-Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or any Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of each Co-Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against each Co-Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through such Co-Borrower, its successors or assigns.
9.4    Power of Attorney in Respect of the Collateral. Each Co-Borrower does hereby irrevocably appoint Collateral Agent, on behalf of each Lender (which appointment is coupled with an interest) the true and lawful attorney in fact of such Co-Borrower, with full power of substitution and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect or to continue the perfection of Collateral Agent’s and Lenders’ security interests in the Collateral. Each Co-Borrower does hereby irrevocably appoint Collateral Agent, on behalf of each Lender (which appointment is coupled with an interest) on the occurrence of an Event of Default, the true and lawful attorney in fact of such Co-Borrower, with full power of substitution and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent or such Lender were such Co-Borrower itself; (b) to receive payment of and to endorse the name of such Co-Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent’s or any Lender’s possession or under Collateral Agent’s or any Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s or any Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of such Co-Borrower or otherwise, which Collateral Agent or such Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lenders in and to the Collateral; (e) endorse such Co-Borrower’s name on any checks or other forms of payment or security; (f) sign such Co-Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under such Co-Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral

Agent or Lenders determine reasonable; (i) transfer the Collateral into the name of Collateral Agent, any Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Collateral Agent or such Lender were the outright owner of the Collateral.
9.5    Lenders’ Expenses. If any Co-Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent or any Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent or any Lender deems prudent. Any amounts paid or deposited by Collateral Agent or any Lender shall constitute Lenders’ Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Collateral Agent or any Lender shall not constitute an agreement by Collateral Agent or any Lender to make similar payments in the future or a waiver by Collateral Agent or any Lender of any Event of Default under this Agreement. Co-Borrowers shall pay all reasonable fees and expenses, including Lenders’ Expenses, incurred by Collateral Agent or any Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.
9.6    Remedies Cumulative; Independent Nature of Lenders’ Rights. Collateral Agent’s and each Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Collateral Agent and each Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No failure on the part of Collateral Agent or any Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right. The Obligations of each Co- Borrower to any Lender or Collateral Agent may be enforced by such Lender or Collateral Agent against any Co-Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for Collateral Agent or any other Lender, as applicable, to be joined as an additional party in any proceeding to enforce such Obligations.
9.7    Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or any Lender, at the time of or received by Collateral Agent or any Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:
(a)    First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent or any Lender, including Lenders’ Expenses;
(b)    Second, to the payment to Lenders of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.3(b)(ii) ratably, if the Loans had been voluntarily prepaid, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lenders under any of the Loan Documents); and
(c)    Third, to the payment of the surplus, if any, to Co-Borrowers, its successors and assigns or to the Person lawfully entitled to receive the same.
9.8    Reinstatement of Rights. If Collateral Agent or any Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.
10.    Waivers; Indemnification.
10.1    Demand; Protest. Each Co-Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or any Lender on which any Co-Borrower may in any way be liable.
10.2    Lender’s Liability for Collateral. So long as Collateral Agent and each Lender comply with their obligations, if any, under the Code, neither Collateral Agent nor any Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Collateral Agent’s or any Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Co-Borrowers.
10.3    Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:
(a)    General Indemnity. Each Co-Borrower agrees upon demand to pay or reimburse Collateral Agent and each Lender for all liabilities, obligations and out-of-pocket expenses, including Lenders’ Expenses and reasonable fees and expenses of counsel for Collateral Agent and each Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Each Co-Borrower shall indemnify, reimburse and hold Collateral Agent, each Lender, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to any Co-Borrower’s property), or bodily injury to or death of any person (including any agent or employee of any Co-Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of any Co-Borrower or any Co-Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by any Co-Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, no Co-Borrower shall indemnify any Indemnified Person for any liability incurred by such Indemnified Person as a direct and sole result of such Indemnified Person’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Collateral Agent’s or any Lender’s written demand, Co-Borrowers shall assume and diligently conduct, at its sole cost and expense, the entire defense of Collateral Agent and Lenders, each of their members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a). No Co-Borrower shall settle or compromise any Claim against or involving Collateral Agent or any Lender without first obtaining Collateral Agent’s or such Lender’s written consent thereto, which consent shall not be unreasonably withheld. This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH CO-BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR ANY LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.
(c)    Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Co-Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Co-Borrowers. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.
11.    Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower Representative, to Collateral Agent or to Lenders, as the case may be, at their respective addresses set forth below:

If to Borrower Representative:	Cerecor Inc. 540 Gaither Road, Suite 400 Rockville, MD 20850 Attention: Schond Greenway Email: sgreenway@cerecor.com Ph: (610) 254-4201
If to Horizon or Collateral Agent:	Horizon Technology Finance Corporation 312 Farmington Avenue Farmington, CT 06032 Attention: Legal Department Email: jay@horizontechfinance.com Fax: (860) 676-8655 Ph: (860) 676-8654
If to Powerscourt:	Powerscourt Investments XXV, LP c/o Waterfall Asset Management, LLC 1251 Avenue of the Americas, 50th Floor New York, NY 10020 Attention: General Counsel Ph: (212) 257-4600 E-mail: notices@waterfallam.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
12.    General Provisions.
12.1    Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by any Co-Borrower without each Lender’s prior written consent, which consent may be granted or withheld in each Lender’s sole discretion. Each Lender shall have the right without the consent of or notice to any Co-Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits hereunder. Collateral Agent and each Lender may disclose the Loan Documents and any other financial or other information relating to any Co-Borrower to any potential participant or assignee of any of the Loans; provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.
12.2    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
12.4    Entire Agreement; Construction; Amendments and Waivers.
(a)    Entire Agreement. This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement among Co-Borrowers, Collateral Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Each Co-Borrower acknowledges that it is not relying on any representation or agreement made by Collateral Agent, any Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.
(b)    Construction. This Agreement is the result of negotiations between and has been reviewed by each of each Co-Borrower, Collateral Agent and each Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against any Co-Borrower, Collateral Agent or any Lender. Co-Borrowers, Collateral Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish any Co-Borrower’s, Collateral Agent’s or any Lender’s actual intentions.
(c)    Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of each Lender; provided that no such discharge, waiver or consent affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of each Lender and each Co-Borrower; provided that no such amendment or modification affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Co-Borrower in any case shall entitle any Co-Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lenders and on each Co-Borrower.
12.5    Reliance by Lenders. All covenants, agreements, representations and warranties made herein by any Co-Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lenders, notwithstanding any investigation by Collateral Agent or any Lender.
12.6    No Set-Offs by any Co-Borrower. All sums payable by any Co-Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.
12.7    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
12.8    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of each Co-Borrower to indemnify Collateral Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Collateral Agent or any Lender have run.
12.9    Register. Borrower Representative shall maintain a copy of each document effecting an assignment delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Co-Borrowers, Collateral Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Co-Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing the Loans) are registered obligations, the right, title and interest of Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 12.9 and Section 12.1 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.
13.    Relationship of Parties. Each Co-Borrower and each Lender acknowledge, understand and agree that the relationship between each Co-Borrower, on the one hand, and Lenders, on the other, is, and at all times shall remain solely that of a borrower and lender. No Lender shall, under any circumstances, be construed to be a partner or a joint venturer of any Co-Borrower or any of its Affiliates; nor shall any Lender, under any circumstances, be deemed to be in a relationship of confidence or trust or a fiduciary relationship with any Co-Borrower or any of its Affiliates, or to owe any fiduciary duty or any other duty to any Co-Borrower or any of its Affiliates. Neither Collateral Agent nor any Lender undertakes or assumes any responsibility or duty to any Co-Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform any Co-Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or any Lender or the operations of any Co-Borrower or any of its Affiliates. Each Co-Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by

Collateral Agent or any Lender in connection with such matters is solely for the protection of Collateral Agent and Lenders and no Co-Borrower nor any Affiliate is entitled to rely thereon.
14.    Confidentiality. All information (other than periodic reports filed by any Co-Borrower with the Securities and Exchange Commission) disclosed by any Co-Borrower to Collateral Agent or any Lender in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential. Collateral Agent and each Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Collateral Agent and such Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Neither Collateral Agent nor any Lender shall disclose such information to any third party (other than (a) to another party hereto, (b) to Collateral Agent’s or any Lender’s members, partners, attorneys, governmental regulators (including any self-regulatory authority) or auditors, (c) to Collateral Agent’s or any Lender’s subsidiaries and affiliates, (d) on a confidential basis, to any rating agency, (e) to prospective transferees and purchasers of the Loans or any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligations, any Co-Borrower, any Loan Document or any payment thereunder, all subject to the same confidentiality obligation set forth herein or (f) as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in a Co-Borrower and the exercise of Collateral Agent’s or any Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (i) was known to the public prior to disclosure by any Co-Borrower under this Agreement, (ii) becomes known to the public through no fault of Collateral Agent or any Lender, (iii) is disclosed to Collateral Agent or any Lender on a non-confidential basis by a third party or (iv) is independently developed by Collateral Agent or any Lender. Notwithstanding the foregoing, Collateral Agent’s and Lenders’ agreement of confidentiality shall not apply if Collateral Agent or any Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Collateral Agent’s or any Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Collateral Agent’s and any Lender’s security interest in the Collateral.
15.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT. EACH CO-BORROWER, COLLATERAL AGENT AND EACH LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. EACH CO-BORROWER, COLLATERAL AGENT AND EACH LENDER HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.
16.    Cross-Guaranty of Co-Borrowers.

16.1    Cross-Guaranty. Each Co-Borrower hereby agrees that such Co-Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lenders and their successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lenders by each other Co-Borrower. Each Co-Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 16 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 16 shall be absolute and unconditional, irrespective of, and unaffected by:
(a)    the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Co-Borrower is or may become a party;
(b)    the absence of any action to enforce this Agreement (including this Section 16) or any other Loan Document, or the waiver or consent by Lenders with respect to any of the provisions hereof or thereof;
(c)    the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lenders in respect thereof (including the release of any such security);
(d)    the insolvency of any Co-Borrower or any other Person; or
(e)    any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
Each Co-Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.
16.2    Waivers by Co-Borrowers. Each Co-Borrower expressly waives all rights it may have now or in the future under any statute, at common law, at law, in equity or otherwise, to compel Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Co-Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Co-Borrower. Each Co-Borrower and each Lender agrees that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 16 and such waivers, Lenders would decline to enter into this Agreement.
16.3    Benefit of Guaranty. Each Co-Borrower agrees that the provisions of this Section 16 are for the benefit of Lenders and their successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Co-Borrower and Lenders, the obligations of such other Co-Borrower under the Loan Documents.
16.4    Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 16.7, each Co-Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Co-Borrower acknowledges and agrees that this waiver is intended to benefit Lenders and shall not limit or otherwise affect such Co-Borrower’s liability hereunder or the enforceability of this Section 16, and that Lenders and their successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 16.
16.5    Election of Remedies. If any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving such Lender a Lien upon any Collateral, whether owned by any Co-Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, such Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 16. If, in the exercise of any of its rights and remedies, such Lender shall forfeit any of its rights or remedies (including, without limitation, its right to enter a deficiency judgment against any Co-Borrower or any other Person), whether because of any applicable laws pertaining to “election of remedies” or the like, each Co-Borrower hereby consents to such action by such Lender and waives any claim based upon such action, even if such action by such Lender shall result in a full or partial loss of any rights of subrogation that each Co-Borrower might otherwise have had but for such action by such Lender. Any election of remedies that results in the denial or impairment of the right of such Lender to seek a deficiency judgment against any Co-Borrower shall not impair any other Co-Borrower’s obligation to pay the full amount of the Obligations. In the event any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether a Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 16, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which such Lender might otherwise be entitled but for such bidding at any such sale.
16.6    Limitation. Notwithstanding any provision herein contained to the contrary, each Co-Borrower’s liability under this Section 16 (which liability is in any event in addition to amounts for which such Co-Borrower is primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the lesser of:
(a)    the net amount of all Loans advanced to any other Co-Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Co-Borrower; and
(b)    the amount that could be claimed by any Lender from such Co-Borrower under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Co-Borrower’s right of contribution and indemnification from each other Co-Borrower under Section 16.7.
16.7    Contribution with Respect to Guaranty Obligations.
(a)    To the extent that any Co-Borrower shall make a payment under this Section 16 of all or any of the Obligations (other than Loans made to such Co-Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Co-Borrower, exceeds the amount that such Co-Borrower would otherwise have paid if each Co-Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Co-Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Co-Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the commitments to lend hereunder, such Co-Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Co-Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Co-Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Co-Borrower under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
(c)    This Section 16.7 is intended only to define the relative rights of Co-Borrowers and nothing set forth in this Section 16.7 is intended to or shall impair the obligations of Co-Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement. Nothing contained in this Section 16.7 shall limit the liability of any Co-Borrower to pay the Loans made directly or indirectly to such Co-Borrower and accrued interest, fees and expenses with respect thereto for which such Co-Borrower shall be primarily liable.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Co-Borrowers to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Co-Borrowers against other Co-Borrowers under this Section 16 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the commitments to lend hereunder.
16.8    Liability Cumulative. The liability of Co-Borrowers under this Section 16 is in addition to and shall be cumulative with all liabilities of each Co-Borrower to Lenders under this Agreement and the other Loan Documents to which such Co-Borrower is a party or in respect of any Obligations or obligation of the other Co-Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER REPRESENTATIVE and CO-BORROWER:
CERECOR INC.
By:	/s/ Michael Cola
Name:	Michael Cola
Title:	Chief Executive Officer

CO-BORROWERS:
AEVI GENOMIC MEDICINE, LLC
By:	/s/ Michael Cola
Name:	Michael Cola
Title:	President

ICHORION THERAPEUTICS, LLC
By:	/s/ Michael Cola
Name:	Michael Cola
Title:	President

NEUROFIX, LLC
By:	/s/ Michael Cola
Name:	Michael Cola
Title:	President

[SIGNATURE PAGE TO VENTURE LOAN AND SECURITY AGREEMENT]

TRX PHARMACEUTICALS, LLC
By:	/s/ Michael Cola
Name:	Michael Cola
Title:	President

ZYLERA PHARM CORP.
By:	/s/ Michael Cola
Name:	Michael Cola
Title:	President

ZYLERA PHARMACEUTICALS, LLC
By:	/s/ Michael Cola
Name:	Michael Cola
Title:	President
[SIGNATURE PAGE TO VENTURE LOAN AND SECURITY AGREEMENT]

COLLATERAL AGENT and LENDER:
HORIZON TECHNOLOGY FINANCE CORPORATION
By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

LENDER:
POWERSCOURT INVESTMENTS XXV, LP
By:	/s/ Jeffrey Everhart
Name:	Jeffrey Everhart
Title:	Authorized Signatory

[SIGNATURE PAGE TO VENTURE LOAN AND SECURITY AGREEMENT]

LIST OF EXHIBITS AND SCHEDULES

Schedule 1 Co-Borrowers

Exhibit A Disclosure Schedule
Exhibit B Funding Certificate
Exhibit C Form of Note
Exhibit D Form of Legal Opinion
Exhibit E Form of Officer’s Certificate